Exhibit 99.1

for immediate release

inTEST Reports Revenue Up 36% Year-over-Year to Record $29.6 Million for Second Quarter 2022

●	Delivered 12% organic revenue growth year-over-year

●	Drove 23% sequential growth in revenue

●	Continued strength in demand with growing customer base across technologies; sequential and prior-year period order growth over 60% reflects strong demand across end markets

●	Surpassed guidance with GAAP earnings per diluted share of $0.20 and non-GAAP adjusted earnings per diluted share of $0.25

●	Backlog expanded to record $46 million

●	Acquisition integrations progressing; successfully enhancing sales channels, increasing leads, growing customer base and improving systems and processes

●	Maintaining full year revenue expectation of $110 to $115 million supported by backlog and persistent end market demand, offsetting supply chain constraints

MT. LAUREL, NJ – August 4, 2022 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended June 30, 2022. Results include the impact of the following acquisitions: North Sciences, formerly Z-Sciences (October 2021), Videology (October 2021) and Acculogic (December 2021).

Nick Grant, President and CEO, commented, “Continued strong execution of our 5-Point Strategy delivered better than expected results with record revenue and strong earnings. We also captured record orders and ended the quarter with record backlog. We are gaining new customers, delivering new product innovations and offering differentiated solutions supported with deep application engineering expertise. Importantly, we had strength in most target markets, especially in semi front-end. The front-end is a relatively new space for us serving silicon carbide crystal growth applications with our induction heating solutions. As planned, contributions from acquired businesses are increasing, as we implement process improvements, expand sales efforts and integrate business systems.

“Operationally, while we have not seen any noticeable improvement in supply chain constraints, our team is becoming more adept at addressing these issues. We have expanded our supply sources and continue to look for alternative options as we focus on maintaining our outstanding partnership position with our customers.”

Mr. Grant added, “We are encouraged by our healthy pipeline of opportunities. Demand remains quite strong across markets and our new structure strengthens the inTEST value proposition, improves our presence with customers and enables us to scale the organization. We continue to invest in new product development and innovation and are bringing in new talent. I am confident the inTEST team can sustain the agility needed to both manage operations to meet customers’ needs while creating opportunities for growth.”

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Second Quarter 2022 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	6/30/2022	3/31/2022	$	%	6/30/2021	$	%
Revenue	$29,571	$24,081	$5,490	22.8%	$21,820	$7,751	35.5%
Gross profit	$13,548	$11,013	$2,535	23.0%	$10,962	$2,586	23.6%
Gross margin	45.8%	45.7%			50.2%
Operating expenses (incl. intangible amort.)	$10,820	$10,211	$609	6.0%	$7,927	$2,893	36.5%
Operating income	$2,728	$802	$1,926	240.1%	$3,035	$(307)	-10.1%
Operating margin	9.2%	3.2%			13.9%
Net earnings (GAAP)	$2,116	$577	$1,539	266.7%	$2,609	$(493)	-18.9%
Earnings per diluted share (“EPS”) (GAAP)	$0.20	$0.05	$0.15	300.0%	$0.24	$(0.04)	-16.7%
Adjusted net earnings (Non-GAAP) (1)	$2,719	$1,266	$1,453	114.8%	$2,910	$(191)	-6.6%
Adjusted EPS (Non-GAAP) (1)	$0.25	$0.12	$0.13	108.3%	$0.27	$(0.02)	-7.4%
Adjusted EBITDA (Non-GAAP) (1)	$4,193	$2,134	$2,059	96.5%	$3,984	$209	5.2%
Adjusted EBITDA margin (Non-GAAP) (1)	14.2%	8.9%			18.3%

(1)

Adjusted net earnings, adjusted EPS, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue growth of $7.8 million included $5.2 million from the acquisitions. Organic growth was 12% and reflected strong demand across technology offerings and end markets. Sales to the automotive industry quadrupled to $3.6 million of which 57% was related to the electric vehicle market. The industrial market was also quite strong, up 92% to $2.9 million and sales to the life sciences market doubled to
$1.2 million. Semi industry sales of $16.4 million were up 4.7% as growth in front-end shipments more than offset the decline in sales to the traditional back-end semi market, which were exceptionally strong in the year-ago quarter. The Company’s top five customers in the second quarter represented approximately 32% of revenue and the largest customer during the quarter accounted for 12% of revenue.

Compared with the first quarter of 2022, sales to the semi industry grew 23% driven exclusively by demand for front-end applications. Sales increased 30% to automotive/EV and 67% to the life sciences market. Sales to industrial, security and other markets all improved sequentially as well, while the defense/aerospace market had a modest decline due to the timing of projects.

Gross margin was comparable on a sequential basis although contracted compared with the prior-year period as that period had benefitted from an exceptionally favorable product mix from back-end semi demand. While the supply chain and inflation continue to present challenges, improving operating efficiencies and price increases are expected to help offset these headwinds.

Operating expenses were up $2.9 million compared with the second quarter of 2021 reflecting the additional expenses related to the acquisitions and investments in engineering, sales and marketing. Sequentially, operating expenses were 36.6% of revenue compared with 42.5%, demonstrating operating leverage as the organization scales.

Balance Sheet and Cash Flow Review

Cash, cash equivalents and short term investments at the end of the second quarter of 2022 were $14.0 million, down $3.2 million from the first quarter of 2022, reflecting working capital investments to support growth and a $1.0 million repayment of debt in the quarter. At quarter end, debt was $18.2 million, compared with $19.2 million at the end of the first quarter of 2022. For the first six months of 2022, the Company used $5.1 million of cash in operations.

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Capital expenditures were $373,000 in the second quarter of 2022 compared with $75,000 in the prior-year period. For the first six months, capital expenditures were $708,000 compared with $463,000 in the prior-year period.

Second Quarter 2022 Orders and Backlog (see orders by market in accompanying tables)

($ in 000s)	Three Months Ended
			Change			Change
	6/30/2022	3/31/2022	$	%	6/30/2021	$	%
Orders	40,518	25,063	15,455	61.7%	25,105	15,413	61.4%
Backlog (at quarter end)	45,981	35,034	10,947	31.2%	20,426	25,555	125.1%

Order growth of 61.4% over the prior-year period reflected increases across all end markets especially in semi, industrial and life sciences. Orders for the semi market were up 62% to $26.7 million of which one third was related to front-end applications. Sequentially, orders grew across most markets with noticeable strength in semi, life sciences and security.

Backlog reached a record $46.0 million versus its previous record of $35.0 million at March 31, 2022 of which approximately 45% is expected to ship beyond the third quarter. Historically, only 20% to 25% of backlog would be available beyond the current quarter.

Mr. Grant commented, “We believe we are driving growth by executing on our 5-Point Strategy to expand our geographic presence, enlarge our customer base, deepen customer relationships, extend our channels to market and develop innovative solutions that address our customers’ most pressing needs. In fact, we believe the extended nature of our backlog reflects our customers’ confidence in our technologies and we are more frequently receiving longer term commitments to secure production capacity.”

Reconfirms 2022 Revenue Outlook Despite Macroeconomic Environment and Supply Chain Challenges

inTEST continues to expect 2022 revenue to grow to approximately $110 million to $115 million, or 32% at the mid-point of the range over 2021.

The Company is expecting gross margin in the second half of 2022 to range between 46% to 48%. Quarterly operating expenses are now expected to run at approximately $10.8 million to $11.0 million. These estimated expenses include intangible asset amortization, which is expected to be approximately $600,000 per quarter.

Interest expense is expected to be approximately $150,000 per quarter and the effective tax rate is expected to be approximately 16% to 17% for the year. Capital expenditures for the year are expected to remain approximately 1% to 2% of revenue.

Third quarter 2022 revenue is expected to be in the range of $29 million to $31 million. Third quarter 2022 EPS (GAAP) is expected to be in the range of $0.20 to $0.25 while adjusted EPS (Non-GAAP) is expected to be in the range of $0.25 to $0.30. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes supply chain challenges remain unchanged and begin to improve modestly in the second half of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast

The Company will host a conference call and webcast today at 4:45 p.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question and answer session will follow. To listen to the live call, dial (212) 231-2933. In addition, the webcast and slide presentation may be found at: https://ir.intest.com/.

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A telephonic replay will be available from 7:45 p.m. ET on the day of the call through Thursday August 11, 2022. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 22019594 or access the webcast replay via the Company’s website. A transcript will also be posted to the website once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted earnings (loss) per diluted share, adjusted EBITDA, and adjusted EBITDA margin. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. Adjusted EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue. These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss) and adjusted earnings (loss) per diluted share are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as these expenses may not be indicative of our underlying operating performance. The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings (loss) and earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted earnings (loss) per diluted share and from net earnings (loss) to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below. The non-GAAP financial measures discussed in this press release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

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Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in the life sciences, security, industrial and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; the impact of the COVID-19 pandemic on the Company’s business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

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inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$29,571	$21,820	$53,652	$41,376
Cost of revenue	16,023	10,858	29,091	20,893
Gross profit	13,548	10,962	24,561	20,483

Operating expenses:
Selling expense	4,033	2,605	7,489	5,008
Engineering and product development expense	1,859	1,356	3,783	2,678
General and administrative expense	4,928	3,769	9,759	6,930
Restructuring and other charges	-	197	-	252
Total operating expenses	10,820	7,927	21,031	14,868

Operating income	2,728	3,035	3,530	5,615
Other income (expense)	(158)	21	(305)	19

Earnings before income tax expense	2,570	3,056	3,225	5,634
Income tax expense	454	447	532	813

Net earnings	$2,116	$2,609	$2,693	$4,821

Earnings per common share - basic	$0.20	$0.25	$0.25	$0.46
Weighted average common shares outstanding - basic	10,653,268	10,442,916	10,635,270	10,386,183

Earnings per common share - diluted	$0.20	$0.24	$0.25	$0.45
Weighted average common shares and common share equivalents outstanding - diluted	10,814,799	10,764,936	10,828,696	10,645,381

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inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,543	$21,195
Short term investments	3,485	-
Trade accounts receivable, net of allowance for doubtful accounts of $210 and $213, respectively	22,489	16,536
Inventories	17,519	12,863
Prepaid expenses and other current assets	1,550	1,483
Total current assets	55,586	52,077
Property and equipment:
Machinery and equipment	6,076	5,733
Leasehold improvements	3,206	3,001
Gross property and equipment	9,282	8,734
Less: accumulated depreciation	(6,324)	(6,046)
Net property and equipment	2,958	2,688
Right-of-use assets, net	5,320	5,919
Goodwill	21,720	21,448
Intangible assets, net	19,907	21,634
Restricted certificates of deposit	100	100
Other assets	434	39
Total assets	$106,025	$103,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,419	1,371
Accounts payable	7,802	4,281
Accrued wages and benefits	3,090	4,080
Accrued professional fees	573	1,048
Customer deposits and deferred revenue	5,701	6,038
Accrued sales commissions	1,077	863
Domestic and foreign income taxes payable	1,536	2,024
Other current liabilities	1,598	1,267
Total current liabilities	26,896	25,072
Operating lease liabilities, net of current portion	4,539	5,248
Term Note, net of current portion	14,092	16,000
Deferred tax liabilities	574	1,379
Contingent consideration	1,330	930
Other liabilities	474	453
Total liabilities	47,905	49,082
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 11,048,708 and 10,910,460 shares issued, respectively	110	109
Additional paid-in capital	30,974	29,931
Retained earnings	27,086	24,393
Accumulated other comprehensive earnings	164	594
Treasury stock, at cost; 34,308 and 33,077 shares, respectively	(214)	(204)
Total stockholders' equity	58,120	54,823
Total liabilities and stockholders' equity	$106,025	$103,905

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inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$2,693	$4,821
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	2,528	1,461
Provision for excess and obsolete inventory	230	93
Foreign exchange loss	98	4
Amortization of deferred compensation related to stock-based awards	923	723
Loss on disposal of property and equipment	61	13
Deferred income tax benefit	(805)	(81)
Changes in assets and liabilities:
Trade accounts receivable	(6,607)	(4,419)
Inventories	(4,894)	(1,326)
Prepaid expenses and other current assets	(87)	246
Restricted certificates of deposit	-	40
Other assets	(395)	(6)
Operating lease liabilities	(701)	(641)
Accounts payable	3,506	1,105
Accrued wages and benefits	(981)	663
Accrued professional fees	(471)	(72)
Customer deposits and deferred revenue	(264)	499
Accrued sales commissions	219	399
Domestic and foreign income taxes payable	(477)	284
Other current liabilities	264	63
Other liabilities	61	(7)
Net cash provided by (used in) operating activities	(5,099)	3,862

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of final working capital adjustment related to Acculogic	371	-
Purchase of property and equipment	(708)	(463)
Purchase of short-term investments	(3,477)	-
Net cash used in investing activities	(3,814)	(463)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Term Note	(1,908)	-
Proceeds from stock options exercised	-	1,002
Proceeds from shares sold under Employee Stock Purchase Plan	121	-
Shares redeemed into treasury stock	(10)	-
Net cash provided by (used in) financing activities	(1,797)	1,002

Effects of exchange rates on cash	58	(53)

Net cash provided by (used in) all activities	(10,652)	4,348
Cash and cash equivalents at beginning of period	21,195	10,277
Cash and cash equivalents at end of period	$10,543	$14,625

Cash payments for:
Domestic and foreign income taxes	$1,865	$610

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inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2022		3/31/2022		$	%	6/30/2021		$	%
Revenue
Semi	16,409	55.5%	13,390	55.6%	3,019	22.5%	15,677	71.8%	732	4.7%
Industrial	2,930	9.9%	2,799	11.6%	131	4.7%	1,524	7.0%	1,406	92.3%
Auto/EV	3,594	12.2%	2,756	11.5%	838	30.4%	842	3.9%	2,752	326.8%
Life Sciences	1,169	3.9%	699	2.9%	470	67.2%	586	2.7%	583	99.5%
Defense/Aerospace	1,423	4.8%	1,493	6.2%	(70)	-4.7%	1,522	7.0%	(99)	-6.5%
Security	794	2.7%	574	2.4%	220	38.3%	-	0.0%	794	NM
Other	3,252	11.0%	2,370	9.8%	882	37.2%	1,669	7.6%	1,583	94.8%
	29,571	100.0%	24,081	100.0%	5,490	22.8%	21,820	100.00%	7,751	35.5%

NM: not meaningful

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2022		3/31/2022		$	%	6/30/2021		$	%
Orders
Semi	26,732	66.0%	12,382	49.4%	14,350	115.9%	16,528	65.8%	10,204	61.7%
Industrial	2,366	5.8%	3,222	12.9%	(856)	-26.6%	1,642	6.5%	724	44.1%
Auto/EV	2,750	6.8%	2,619	10.4%	131	5.0%	2,724	10.9%	26	1.0%
Life Sciences	1,535	3.8%	1,216	4.9%	319	26.2%	612	2.5%	923	150.8%
Defense/Aerospace	1,897	4.7%	1,851	7.4%	46	2.5%	1,758	7.0%	139	7.9%
Security	989	2.4%	153	0.6%	836	546.4%	-	0.0%	989	NM
Other	4,249	10.5%	3,620	14.4%	629	17.4%	1,841	7.3%	2,408	130.8%
	40,518	100.0%	25,063	100.0%	15,455	61.7%	25,105	100.0%	15,413	61.4%

NM: not meaningful

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inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from two reportable segments to three reportable segments – Electronic Test, Environmental Technologies and Process Technologies. These segments, which operate as Divisions, align with how the Chief Executive Officer (CEO) who is also the Chief Operating Decision Maker (CODM) as defined under U.S. GAAP, allocates resources and assesses performance against the Company’s key growth strategies. Prior period reportable segment results and related disclosures have been restated to be consistent with the current year presentation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Electronic Test	$9,797	$9,054	$18,575	$17,555
Environmental Technologies	7,507	6,647	14,500	12,845
Process Technologies	12,267	6,119	20,577	10,976
Total Revenue	$29,571	$21,820	$53,652	$41,376

Income from divisional operations:
Electronic Test	$2,193	$3,237	$4,080	$6,224
Environmental Technologies	1,070	1,113	1,872	2,036
Process Technologies	2,569	1,161	3,299	1,617
Total income from divisional operations	5,832	5,511	9,251	9,877
Corporate expenses	(2,339)	(2,171)	(4,174)	(3,653)
Acquired intangible amortization	(765)	(305)	(1,547)	(609)
Other income (expense)	(158)	21	(305)	19
Earnings before income tax expense	$2,570	$3,056	$3,225	$5,634

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inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings (GAAP) to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Share – Diluted (GAAP) to Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Three Months Ended
	6/30/2022	6/30/2021	3/31/2022

Net earnings (GAAP)	$2,116	$2,609	$577
Acquired intangible amortization	765	305	782
Tax adjustments	(162)	(4)	(93)
Adjusted net earnings (Non-GAAP)	$2,719	$2,910	$1,266

Diluted weighted average shares outstanding	10,815	10,765	10,843
Net earnings per share – diluted:
Net earnings (GAAP)	$0.20	$0.24	$0.05
Acquired intangible amortization	0.07	0.03	0.08
Tax adjustments	(0.02)	-	(0.01)
Adjusted net earnings per share – diluted (Non-GAAP)	$0.25	$0.27	$0.12

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	6/30/2022	6/30/2021	3/31/2022

Net earnings (GAAP)	$2,116	$2,609	$577
Acquired intangible amortization	765	305	782
Interest expense	133	2	137
Income tax expense	454	447	78
Depreciation	174	167	188
Non-cash stock-based compensation	551	454	372
Adjusted EBITDA (Non-GAAP)	$4,193	$3,984	$2,134
Revenue	29,571	21,820	24,081
Adjusted EBITDA margin (Non-GAAP)	14.2%	18.3%	8.9%

Reconciliation of Third Quarter 2022 Estimated Earnings Per Share – Diluted (GAAP) to
Estimated Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated earnings per share – diluted (GAAP)	$0.20	$0.25
Estimated acquired intangible amortization	0.06	0.06
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted earnings per share – diluted (Non-GAAP)	$0.25	$0.30

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